UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 20, 2022
Date of Report (date of earliest event reported)
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Greenidge Generation Holdings Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-40808 (Commission File Number)	86-1746728 (I.R.S. Employer Identification Number)
135 Rennell Drive, 3rd Floor Fairfield, CT 06890
(Address of principal executive offices and zip code)
(203) 718-5960
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $.0001	GREE	NASDAQ Global Select Market
8.50% Senior Notes due 2026	GREEL	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company   ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On December 20, 2022, Greenidge Generation Holdings Inc. (“Greenidge” or the “Company”) announced in a press release (the “Press Release”) updates to its secured debt renegotiations with NYDIG ABL LLC (“NYDIG”) and provided a liquidity update together with updated risk factors relating to the Company.

Secured Lender Non-Binding Term Sheet. The Company has entered into a non-binding term sheet (the “Term Sheet”) with NYDIG regarding approximately $74 million of debt whereby NYDIG would purchase miners with approximately 2.8 EH/s in exchange for a reduction of $57 to $68 million of secured debt that the Company has outstanding with NYDIG, among other terms. The Company has not reached a definitive agreement and may not reach any agreement on commercially acceptable terms or at all. Any change in the terms reflected in the Term Sheet could have a material adverse effect on the Company and its stockholders and could impact its ability to continue as a going concern, among other things.

In addition, pursuant to the Term Sheet, the Company is contemplating concurrently entering into a hosting agreement whereby the Company would transfer miners to NYDIG and operate such miners on behalf of NYDIG pursuant to a hosting services agreement, which would result in a material change to the Company’s current business strategy and result in the Company largely operating miners owned by NYDIG, rather than operating miners owned by the Company.

Liquidity Update. The Company’s cash and cash equivalents and restricted cash as of November 30, 2022 amounted to approximately $22.0 million, compared to $38.5 million as of September 30, 2022. This represents an average monthly cash burn rate of approximately $8 million during October and November 2022, of which approximately $5.5 million per month was associated with principal and interest payments to NYDIG. Further, the Company expects use a similar amount of cash during December 2022, dependent on timing of payments. It is very difficult to estimate liquidity requirements and future cash burn rates; however, the Company’s current cash burn rates are not sustainable. In the absence of additional liquidity, the Company is at risk of having insufficient cash to support ongoing business operations within the next two months. The Company continues to actively explore raising additional equity capital and to engage in discussions with lenders. In the event the Company determines that its potential sources of liquidity will not be available to it or will not allow it to meet its obligations as they become due, it will need to change course and pursue an in-court restructuring of its liabilities.

Risk Factors. Because there is substantial doubt about the Company’s ability to continue as a going concern and to manage its liabilities in light of its current operating environment, an investment in the Company’s common stock is highly speculative; holders of the Company’s common stock are highly likely to suffer a total loss of their investment if the Company is unable to restructure its debt and files, or is forced to file, for bankruptcy, and even if the agreement with NYDIG is finalized and bankruptcy is avoided, the Company’s prospects for operating a viable hosting business are uncertain. Additionally, the agreements governing the Company’s indebtedness contain covenants that may limit its ability to take advantage of certain business opportunities advantageous to the Company.

The foregoing description of the Release does not purport to be complete and is qualified in its entirety by reference to the full text of the Release, which is attached to this Current Report on Form 8-K as Exhibit 99.1, which is incorporated by reference herein

Item 9.01 - Financial Statements and Exhibits
(d) The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press Release, dated December 20, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 20th day of December, 2022.

Greenidge Generation Holdings Inc.

By:	/s/ Robert Loughran
Name:	Robert Loughran
Title:	Chief Financial Officer